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                            EFC BANCORP, INC. LOGO




                                                                  April 22, 1999


Dear Shareholders:

      Over time, the profitable operations of EFC Bancorp, Inc. ("Company") and its subsidiary Elgin Financial Savings Bank ("Bank") have contributed to the growth of a capital base that, when coupled with the substantial proceeds from our conversion to a stock company in April 1998, exceeds all applicable regulatory standards. This exceptionally strong capital base exceeds the amount of capital needed to support the Company's banking business. After evaluating a variety of alternatives to utilize this strong capital base more effectively and to maximize value to our shareholders, we have determined that a repurchase of our own shares is currently the best alternative to accomplish those objectives. The Board of Directors has approved a repurchase of 1,779,233 shares of the Company's common stock, or approximately 25% of our 7,116,934 outstanding shares. A copy of the Offer to Purchase is enclosed.

      The Company is conducting the offer through a procedure referred to as a "Modified Dutch Auction." This procedure allows you to select the price at which you are willing to sell, or tender, all or part of your shares within a price range of not less than $10.00 per share nor in excess of $12.00 per share. Upon expiration of the offer, we will select the purchase price from those shares tendered that will allow us to buy 1,779,233 shares. All shares purchased in the offer will receive the same purchase price, even those shares that are tendered below the purchase price. In addition, if you own less than 100 shares and tender all of your shares at or below the purchase price, you will receive priority and have all of your shares purchased even if more than 1,779,233 shares are tendered.

      We encourage each shareholder to read carefully the Offer to Purchase and related materials. Neither EFC Bancorp, Inc. nor our Board of Directors makes any recommendation whether to tender shares to the Company. You should make your decision independently after consulting with your advisors.

      To assist us with this offer, we have engaged Keefe, Bruyette & Woods, Inc. to serve as Dealer Manager/Information Agent. Representatives from this firm may contact you by phone to make sure you have received the Offer to Purchase and related materials and to answer any questions you may have. If you need information or additional forms, please call toll free the Dealer Manager/Information Agent at (877) 298-6520 between 8:30 a m. and 5:30 p.m., Eastern Time.

      Unless otherwise extended, the offer will expire at 5:00 p.m. Central Time, on June 1, 1999. We again encourage you to read carefully the enclosed material.

      As always, we appreciate your interest in EFC Bancorp, Inc.

                                          Sincerely,



                                          John J. Brittain
                                          Chairman of the Board



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                              INSTRUCTION SHEET
                              -----------------

SHAREHOLDERS WHO HOLD THEIR OWN STOCK  CERTIFICATE(S)  AND WISH TO TENDER SHARES
MUST:

o Completely fill out the Letter of Transmittal (blue document). If you want to tender your shares at more than one price, then you must complete a separate Letter of Transmittal for each price. You cannot, however, tender the same stock at different prices. Please make additional copies of the Letter of Transmittal if you need them.

o FOR THE TENDER TO BE VALID, A PRICE BOX OR THE BOX INDICATING THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY MUST BE CHECKED ON THE LETTER OF TRANSMITTAL (BLUE DOCUMENT).

o Send stock certificate(s) along with Letter of Transmittal to LaSalle National Bank (the "Depositary") at the address on the back cover of the Offer to Purchase (white booklet) and NOT to EFC Bancorp, Inc.

o Odd Lot Holders (holders of fewer than 100 shares) must complete the box captioned "Odd Lots" on the Letter of Transmittal (blue document).

o If a shareholder wishes to tender shares but will not have access to the stock certificate(s) by the Expiration Date, the tender can still be made by completely filling out the Letter of Transmittal (blue document), and the Notice of Guaranteed Delivery (gray document).

o Complete the Substitute Form W-9 on the Letter of Transmittal (blue document) to prevent the withholding of 31% of your gross payments.

o Signatures need not be guaranteed if being signed by the registered holder(s) of the shares.

SHAREHOLDERS WHO DO NOT HOLD THEIR STOCK CERTIFICATE(S) (HELD BY BROKER) AND WISH TO TENDER SHARES MUST:

o Contact your broker to coordinate the completion of the appropriate documents.

INSTRUCTIONS FOR BROKERS:

o Completely fill out the Letter of Transmittal (blue document). If you want to tender your shares at more than one price, then you must complete a separate Letter of Transmittal for each price. Please make additional copies of the Letter of Transmittal if you need them.

o FOR THE TENDER TO BE VALID, A PRICE BOX OR THE BOX INDICATING THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY MUST BE CHECKED ON THE LETTER OF TRANSMITTAL (BLUE DOCUMENT).

o Contact your broker and have the broker deliver your Shares pursuant to the procedures for book-entry transfer, along with the Letter of Transmittal to the Depositary at the address on the back cover of the Offer to Purchase
    (white booklet) and NOT  to EFC Bancorp, Inc.

o If a shareholder wishes to tender shares but will not have access to the stock certificate(s) by the Expiration Date, the tender can still be made by completely filling out the Letter of Transmittal (blue document), and the Notice of Guaranteed Delivery (gray document).

o Complete the Substitute Form W-9 on the Letter of Transmittal (blue document) to prevent the withholding of 31% of your gross payments.

o Signatures need not be guaranteed if being signed by the registered holder(s) of the shares.

FOR MORE INFORMATION, A HELPFUL QUESTIONS & ANSWERS BROCHURE IS INCLUDED IN THIS MATERIAL. IF YOU STILL HAVE QUESTIONS REGARDING THIS TENDER OFFER, INCLUDING HOW TO COMPLETE THE NECESSARY FORMS, PLEASE CALL TOLL FREE AT (877) 298-6520.